Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces March 31, 2009

Assets Under Management

Overland Park, KS, Apr. 20, 2009 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported ending assets and asset flow information for the quarter ended March 31, 2009.

Gross sales for the quarter were $3.5 billion and net flows were $1.0 billion.  Assets under management on March 31 were $47.6 billion, essentially flat from year end.  Sales volume and net inflows have improved in April; however, continued market volatility makes accurate forecasting difficult.

Comments attributed to a Waddell & Reed portfolio manager in a Reuters article earlier today were inaccurate.  This release is intended principally to correct that error, and does not reflect a change in policy by Waddell & Reed regarding the issuance of quarterly asset and flow data.

Changes in Assets Under Management

For the quarter ended March 31, 2009

(Amounts in millions)

	Advisors	Wholesale	Institutional	Consolidated
	Channel	Channel	Channel	Total
Beginning assets (Dec. 31, 2008)	$23,472	$17,489	$6,523	$47,484
Sales (net of commissions)	695	2,389	395	3,479
Redemptions	(823)	(1,467)	(301)	(2,591)
Net sales	(128)	922	94	888
Net exchanges	(27)	26	0	(1)
Reinvested dividends & capital gains	73	6	24	103
Net flows	(82)	954	118	990
Market action	(747)	192	(343)	(898)
Ending assets (Mar. 31, 2009)	$22,643	$18,635	$6,298	$47,576

The company will announce first quarter financial results before trading begins on the New York Stock Exchange on Tuesday, April 28, 2009 following which Hank Herrmann, chief executive officer, will host a conference call at 10:00 a.m. Eastern.  Individuals interested in participating should dial (866) 320-1584 several minutes prior to the call and provide the following passcode: 87313253.  The call will be simultaneously Web cast on the corporate section of our Web site at www.waddell.com.

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolio, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.